Exhibit 99.1

Contacts:	Investors:	Media:
	Vincent L. Sadusky	Mark Semer
	Chief Financial Officer	Kekst and Company
	401-457-9403	212-521-4802

LIN TV Corp.’s Subsidiary Enters into Agreement to Sell $175 Million
61/2% Senior Subordinated Notes Due 2013

Providence, R.I. — January 14, 2005 — LIN TV Corp. (NYSE: TVL) today announced that its wholly owned subsidiary LIN Television Corporation has entered into an agreement to sell $175 million aggregate principal amount of its 61/2% Senior Subordinated Notes due 2013 (the “Notes”). The offering is expected to close on January 28, 2005, subject to customary closing conditions.

The Notes will be guaranteed by LIN TV Corp. and certain of LIN Television Corporation’s subsidiaries, and will be additional securities under an indenture pursuant to which LIN Television Corporation issued $200 million aggregate principal amount of Notes in May 2003. It is intended that the proceeds from the sale of the Notes will be used to repurchase or redeem approximately $166.4 million principal amount of LIN Television Corporation’s 8% Senior Notes due 2008. LIN Television intends to effect the repurchase through a tender offer for such notes.

The Notes will be issued in private placements and are expected to be resold by the initial purchasers to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”), and outside of the United States in accordance with Regulation S under the Securities Act.

The Notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This news release shall not constitute an offer to sell or a solicitation of an offer to buy these Notes in any jurisdiction in which such an offer or sale would be unlawful.

Forward Looking Statements

This announcement includes forward-looking statements, including LIN Television Corporation’s plans regarding the issuance of the Notes and the repurchase or redemption of the 8% Senior Notes due 2008. LIN Television Corporation has based these forward-looking statements on its current expectations and projections about future events. Although LIN Television Corporation believes that its assumptions made in connection with the forward-looking statements are reasonable, no assurances can be given that its assumptions and expectations will prove to have been correct. These forward-looking statements are subject to various risks, uncertainties and assumptions. LIN Television Corporation undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this announcement might not occur.